Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Hawaiian Telcom Communications, Inc. (the “Company”) on Form S-4 of our report dated January 13, 2006, related to the financial statements of the Company as of December 31, 2004 and for the period from May 21, 2004 (date of inception) to December 31, 2004, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” and “Selected Historical Financial Information” in such prospectus.

/S/    DELOITTE & TOUCHE LLP

Honolulu, Hawaii

January 17, 2006